Mail Stop 4561
								March 28, 2006

By U.S. Mail

Christopher L. Henson
Senior Executive Vice President & Chief Financial Officer
BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101


Re:	BB&T Corporation
	Form 10-K for Fiscal Year Ended December 31, 2004
	Forms 10-Q for Fiscal 2005
	File No. 001-10853

Dear Mr. Henson:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Paul Cline
								Senior Accountant